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                                                                     EXHIBIT 2.4
                                                                  EXECUTION COPY
                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 ENDOCARE, INC.

                                       AND

                           CRYOMEDICAL SCIENCES, INC.

                               DATED MAY 28, 2002


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                                TABLE OF CONTENTS

1.   DEFINITIONS AND USAGE.........................................................1
     1.1    Definitions............................................................1
     1.2    Usage..................................................................7
2.   SALE AND TRANSFER OF ASSETS; CLOSING..........................................8
     2.1    Assets to be Sold......................................................8
     2.2    Excluded Assets........................................................9
     2.3    Consideration.........................................................10
     2.4    Liabilities and Obligations...........................................10
     2.5    Closing...............................................................11
     2.6    Closing Obligations...................................................11
3.   REPRESENTATIONS AND WARRANTIES OF SELLER.....................................12
     3.1    Organization and Good Standing........................................12
     3.2    Enforceability; Authority; No Conflict................................12
     3.3    SEC Documents; Financial Statements...................................13
     3.4    Books and Records.....................................................14
     3.5    Title to Assets; Encumbrances.........................................14
     3.6    Condition of Property.................................................14
     3.7    Accounts Receivable...................................................14
     3.8    Inventories...........................................................15
     3.9    No Undisclosed Liabilities............................................15
     3.10   Taxes.................................................................15
     3.11   No Material Adverse Change............................................15
     3.12   Compliance with Legal Requirements; Governmental Authorizations.......15
     3.13   Legal Proceedings; Orders.............................................16
     3.14   Contracts; No Defaults................................................17
     3.15   Intellectual Property Assets..........................................17
     3.16   Brokers or Finders....................................................19
     3.17   Securities Law Matters................................................19
     3.18   Solvency..............................................................20
     3.19   Disclosure............................................................20
4.   REPRESENTATIONS AND WARRANTIES OF BUYER......................................20
     4.1    Organization and Good Standing........................................20
     4.2    Authority; No Conflict................................................20
     4.3    SEC Documents; Financial Statements...................................21
     4.4    Certain Proceedings...................................................22
     4.5    Brokers or Finders....................................................22
5.   COVENANTS OF SELLER PRIOR TO CLOSING.........................................22
     5.1    Access and Investigation..............................................22
     5.2    Operation of the Business.............................................22
     5.3    Notification..........................................................23
     5.4    No Negotiation........................................................23
     5.5    Best Efforts..........................................................23
     5.6    Payment of Liabilities................................................23


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
6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE..........................23
     6.1    Accuracy of Representations...........................................23
     6.2    Seller's Performance..................................................24
     6.3    Consents..............................................................24
     6.4    Additional Documents..................................................24
     6.5    No Proceedings........................................................24
     6.6    No Conflict...........................................................24
     6.7    Governmental Authorizations...........................................24
7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.........................25
     7.1    Accuracy of Representations...........................................25
     7.2    Buyer's Performance...................................................25
     7.3    Additional Documents..................................................25
     7.4    No Injunction.........................................................25
     7.5    Non-Applicability of Section 271 of the DGCL..........................25
8.   TERMINATION..................................................................25
     8.1    Termination Events....................................................25
     8.2    Effect of Termination.................................................26
9.   ADDITIONAL COVENANTS.........................................................26
     9.1    Payment of All Taxes Resulting from Sale of Assets by Seller..........26
     9.2    Restrictions on Seller Dissolution and Distributions..................26
     9.3    Assistance in Proceedings.............................................26
     9.4    Noncompetition; Nonsolicitation and Nondisparagement..................26
     9.5    Customer and Other Business Relationships.............................27
     9.6    Use of Name; Change of Name...........................................27
     9.7    Further Assurances....................................................28
10.  INDEMNIFICATION; REMEDIES....................................................28
     10.1   Survival..............................................................28
     10.2   Indemnification and Reimbursement by Seller...........................28
     10.3   Indemnification and Reimbursement by Buyer............................29
     10.4   Third-Party Claims....................................................29
     10.5   Other Claims..........................................................31
     10.6   Limitations...........................................................31
11.  GENERAL PROVISIONS...........................................................31
     11.1   Expenses..............................................................31
     11.2   Public Announcements..................................................31
     11.3   Notices...............................................................31
     11.4   Jurisdiction; Service of Process......................................32
     11.5   Enforcement of Agreement..............................................32
     11.6   Waiver; Remedies Cumulative...........................................33
     11.7   Entire Agreement and Modification.....................................33
     11.8   Assignments; Successors and No Third Party Rights.....................33
     11.9   Severability..........................................................33
     11.10  Construction..........................................................33
     11.11  Time of Essence.......................................................33
     11.12  Governing Law.........................................................34
     11.13  Execution of Agreement................................................34

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                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement") is dated May 28, 2002, by and between Endocare, Inc., a Delaware corporation ("Buyer") and Cryomedical Sciences, Inc., a Delaware corporation ("Seller").

                                    RECITALS

        Seller desires to sell, and Buyer desires to purchase, the Assets (as hereinafter defined) of Seller for the consideration and on the terms set forth in this Agreement.

        The parties, intending to be legally bound, agree as follows:

1.      DEFINITIONS AND USAGE

        1.1 DEFINITIONS. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

"ACCOUNTS RECEIVABLE" (a) all trade accounts receivable and other rights to payment from customers of Seller arising out of or relating to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller arising out of or relating to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

"ASSETS" as defined in Section 2.1.

"ASSIGNMENT AGREEMENT" as defined in Section 2.6(a)(ii).

"BALANCE SHEET" as defined in Section 3.3.

"BALANCE SHEET DATE" as defined in Section 3.3.

"BEST EFFORTS" the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

"BILL OF SALE" as defined in Section 2.6(a)(i).

"BREACH" any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.


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"BULK SALES LAWS" as defined in Section 5.6.

"BUSINESS" means the development, manufacture, distribution and/or marketing and sale of devices, procedures and methods for the cryosurgical ablation of tissue.

"BUSINESS DAY" any day other than (a) Saturday or Sunday or (b) any other day on which banks in California are permitted or required to be closed.

"BUYER" as defined in the first paragraph of this Agreement.

"BUYER FINANCIAL STATEMENTS" as defined in Section 4.3.

"BUYER GROUP" as defined in Section 5.1.

"BUYER INDEMNIFIED PERSONS" as defined in Section 10.2.

"BUYER SEC DOCUMENTS" as defined in Section 4.3.

"CLOSING" as defined in Section 2.5.

"CLOSING DATE" the date on which the Closing actually takes place.

"CODE" the Internal Revenue Code of 1986, as amended.

"COMPETING BUSINESS" as defined in Section 9.4.

"CONSENT" any approval, consent, ratification, waiver or other authorization.

"CONTEMPLATED TRANSACTIONS" all of the transactions contemplated by this Agreement.

"CONTRACT" any agreement, contract, Lease, consensual obligation, promise or undertaking relating to the Business (whether written or oral and whether express or implied), whether or not legally binding.

"COPYRIGHTS" as defined in Section 3.15(a)(iii).

"DAMAGES" as defined in Section 10.2.

"DGCL" means the Delaware General Corporation Law.

"DISCLOSURE LETTER" the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

"EFFECTIVE TIME" the time at which the Closing is consummated.

"ENCUMBRANCE" any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including


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any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"EXCHANGE ACT" the Securities Exchange Act of 1934, as amended.

"EXCLUDED ASSETS" as defined in Section 2.2.

"GAAP" generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the Seller Financial Statements were prepared.

"GOVERNING DOCUMENTS" with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and
(g) any amendment or supplement to any of the foregoing.

"GOVERNMENTAL AUTHORIZATION" any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY" any:

               (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

               (b) federal, state, local, municipal, foreign or other government;

               (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

               (d) multinational organization or body;

               (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

               (f) official of any of the foregoing.

"INDEMNIFIED PERSON" as defined in Section 10.4.

"INDEMNIFYING PERSON" as defined in Section 10.4.


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"INTELLECTUAL PROPERTY ASSETS" as defined in Section 3.15(a).

"INVENTORIES" all inventories of Seller relating to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

"IRS" the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"KEY EMPLOYEE" shall mean either J. Andrew Greuling or John G. Baust.

"KNOWLEDGE" an individual will be deemed to have Knowledge of a particular fact or other matter if a reasonably prudent individual could be expected to be aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.

"LEGAL REQUIREMENT" any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

"LIABILITY" with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"MARKS" as defined in Section 3.15(a)(i).

"MATERIAL CONSENTS" as defined in Section 6.3.

"ORDER" any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"ORDINARY COURSE OF BUSINESS" an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

               (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

               (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

               (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

"PART" a part or section of the Disclosure Letter.


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"PATENTS" as defined in Section 3.15(a)(ii).

"PERMITTED ENCUMBRANCES" as defined in Section 3.5.

"PERSON" an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

"PROCEEDING" any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"PURCHASE PRICE" as defined in Section 2.3.

"RECORD" information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"RELATED PERSON" With respect to a particular individual:

               (a) each other member of such individual's Family (as defined below);

               (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

               (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined below); and

               (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

        With respect to a specified Person other than an individual:

               (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

               (b) any Person that holds a Material Interest in such specified Person;

               (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

               (d) any Person in which such specified Person holds a Material Interest; and

               (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

        For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of


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voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"REPRESENTATIVE" with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"REQUESTED CONFIDENTIAL EXHIBITS" as defined in Section 3.3.

"RETAINED LIABILITIES" as defined in Section 2.4(b).

"SEC" the United States Securities and Exchange Commission.

"SECURITIES ACT" the Securities Act of 1933, as amended.

"SELLER" as defined in the first paragraph of this Agreement.

"SELLER CONTRACT" any Contract relating to the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the Assets is or may become bound.

"SELLER FINANCIAL STATEMENTS" as defined in Section 3.3.

"SELLER SEC DOCUMENTS" as defined in Section 3.3.

"SHARES" shall mean 120,022 shares of Common Stock of Buyer.

"SUBSIDIARY" with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

"TANGIBLE PERSONAL PROPERTY" all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller used in connection with or relating to the Business (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.


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"TAX" any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"TAX RETURN" any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THIRD PARTY" a Person that is not a party to this Agreement.

"THIRD-PARTY CLAIM" any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

        1.2    USAGE.

               (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                   (i) the singular number includes the plural number and vice versa;

                   (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                   (iii) reference to any gender includes each other gender;

                   (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                   (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                   (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;


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                   (vii) "including" (and with correlative meaning "include")
means including without limiting the generality of any description preceding such term;

                   (viii) "or" is used in the inclusive sense of "and/or";

                   (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

                   (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

            (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

            (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.      SALE AND TRANSFER OF ASSETS; CLOSING

        2.1 ASSETS TO BE SOLD. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to all of Seller's property and assets used in connection with or related to the Business, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

            (a) all Tangible Personal Property, including those items described in Part 2.1(a);

            (b) all Inventories;

            (c) all Accounts Receivable;

            (d) all customer or client relationships, and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

            (e) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.12(b);

            (f) all data and Records related to the operations of the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies,


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reports, correspondence and other similar documents and Records and other
Records described in Section 2.2(f);

            (g) all of the intangible rights and property of Seller relating to the Business, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses (including, without limitation, www.cryomedical.com) and listings and those items listed in Parts 3.15(d), (e), (f) and (h);

            (h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets prior to the Effective Time, except to the extent related to Retained Liabilities;

            (i) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(i), except to the extent related to Retained Liabilities; and

            (j) all rights of Seller relating to deposits and prepaid expenses to the extent that such deposits or prepaid expenses relate to the Assets or, claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(e).

        All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

        Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets.

        2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

            (a) all cash, cash equivalents and short-term investments;

            (b) all minute books, stock Records and corporate seals;

            (c) the shares of capital stock of Seller held in treasury;

            (d) all shares of capital stock of BioLife Solutions, Inc., a Delaware corporation;

            (e) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof not related to the Assets or related to the Assets and listed in Part 2.2(e);

            (f) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(h) and (i));

            (g) all personnel Records, and other Records that Seller is required by law to retain in its possession;


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            (h) all claims for refund of Taxes and other governmental charges of whatever nature;

            (i) all rights in connection with and assets of the employee plans;

            (j) all Real Property Leases;

            (k) all rights of Seller under this Agreement, the Bill of Sale, the Assignment of Seller Contracts and Assumption Agreement, the Registration Rights Agreement and the Lock-Up Agreement;

            (l) financial and accounting records; and

            (m) the property and assets expressly designated in Part 2.2(m).

        2.3 CONSIDERATION. The consideration for the Assets (the "Purchase Price") will be (a) $2,200,000 in cash, and (b) the Shares. In accordance with
Section 2.6(b), at the Closing, the Purchase Price, shall be delivered by Buyer to Seller as follows: (a) $2,200,000 by wire transfer and (b) a stock certificate representing the Shares.

        2.4 LIABILITIES AND OBLIGATIONS.

            (a) Non-Assumption of Liabilities. On the Closing Date, Buyer shall not assume or agree to discharge any Liabilities of Seller whatsoever.

            (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller, including but not limited to:

                (i) any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time;

                (ii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(c) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

                (iii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature; or

                (iv) any Liability under any Contract not assumed by Buyer under
Section 2.4(c), including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto;

                (v) any Liability arising out of any Proceeding pending as of the Effective Time.


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        2.5 CLOSING. The purchase and sale provided for in this Agreement (the
"Closing") will take place at the offices of Buyer's counsel at the offices of Brobeck, Phleger & Harrison LLP at 12390 El Camino Real, San Diego, California 92130, commencing at 10:00 a.m. (local time) on June 30, 2002, or at such other place and time as Buyer and Seller may agree. Subject to the provisions of
Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 8.

        2.6 CLOSING OBLIGATIONS. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

            (a) Seller shall deliver to Buyer:

                (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.6(a)(i) (the "Bill of Sale") executed by Seller;

                (ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.6(a)(ii), (the "Assignment Agreement") executed by Seller;

                (iii) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.6(a)(iii) executed by Seller;

                (iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

                (v) non-competition, non-solicitation and non-disclosure agreements in the form of Exhibit 2.6(a)(v), executed by each Key Employee (the "Noncompetition Agreements");

                (vi) a lock-up agreement in the form of Exhibit 2.6(a)(vi) (the "Lock-Up Agreement") executed by Seller;

                (vii) a registration rights agreement in the form of Exhibit 2.6(a)(vii) (the "Registration Rights Agreement") executed by Seller; and

                (viii) a certificate executed by Seller as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2.

            (b) Buyer shall deliver to Seller:

                (i) $2,200,000 by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three business days prior to the Closing Date;

                (ii) a share certificate representing the Shares;

                (iii) the Lock-Up Agreement executed by Buyer;

                (iv) the Registration Rights Agreement executed by Buyer;

                (v) the Noncompetition Agreements executed by Buyer;

                (vi) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and

3.      REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants, to Buyer as follows:

        3.1 ORGANIZATION AND GOOD STANDING.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            (b) Except as disclosed in Part 3.1(b), Seller has no Subsidiary and, except as disclosed in Part 3.1(b), does not own any shares of capital stock or other securities of any other Person. Seller conducts no portion of the Business through any Subsidiary.

        3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principle governing the availability of equitable remedies). Upon the execution and delivery by Seller of each other agreement to be executed or delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principle governing the availability of equitable remedies). Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary corporate action.

            (b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                (i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

                (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject;

                (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

                (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

                (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

                (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

                (vii) result in any shareholder of the Seller having the right to exercise dissenters' appraisal rights.

            (c) Except as set forth in Part 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (including, without limitation, assignment of the Seller Contracts to Buyer. The consummation of the Contemplated Transactions will not constitute a sale or transfer of substantially all of Seller's assets requiring shareholder approval pursuant to Section 271 of the DGCL.

        3.3 SEC DOCUMENTS; FINANCIAL STATEMENTS. Seller has made available to Buyer or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Seller since January 1, 2001, and, prior to the Effective Time, Seller will have made available to Buyer or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Seller prior to the Effective Time (collectively, the "Seller SEC Documents"). In addition, Seller has made available to Buyer all exhibits to the Seller SEC Documents filed prior to the date hereof which are (i) related to the Business or the Assets and (ii) are not available in complete form through EDGAR ("Requested

Confidential Exhibits") and will promptly make available to Buyer all Requested Confidential Exhibits to any additional Seller SEC Documents filed prior to the Closing Date. All documents required to be filed as exhibits to the Seller SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Seller nor any of its Subsidiaries is in default thereunder. As of the respective filing dates, the Seller SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Seller SEC Document prior to the date hereof.
Part 3.3 contains the following unaudited financial statements of Seller relating to the Business conducted by Seller (adjusted to eliminate inter-company transactions between Seller and its Subsidiary) as extracted from Seller's SEC filings: (i) the balance sheet as at December 31, 2002, (ii) balance sheet (the "Balance Sheet") as at March 31, 2002 (the "Balance Sheet Date"), (iii) the income statement for the year ended December 31, 2001, and
(iv) the income statement for three months ended March 31, 2002. The balance sheets and income statements included in Part 3.3 are true, complete and correct, have been prepared in accordance with GAAP and, except for the elimination of inter-company transactions between Seller and its Subsidiary and as otherwise disclosed in this Agreement or the Disclosure Letter, fairly present the financial condition of the Business conducted by Seller as of the dates specified and the results of operations for the periods covered thereby.

        3.4 BOOKS AND RECORDS. The books of account and other financial Records of Seller related to the Business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Seller is subject to that section or not), including the maintenance of an adequate system of internal controls.

        3.5 TITLE TO ASSETS; ENCUMBRANCES. Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.5. Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Encumbrances other than those identified on Part 3.5 as acceptable to Buyer ("Permitted Encumbrances ").

        3.6 CONDITION OF PROPERTY. Except as disclosed in Part 3.6, each item of Tangible Personal Property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.6, all Tangible Personal Property included in the Assets is in the possession of Seller.

        3.7 ACCOUNTS RECEIVABLE. All Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.7 contains a complete and accurate list of all Accounts Receivable as of the Balance Sheet Date, which list sets forth the aging of each such Account Receivable.

        3.8 INVENTORIES. All items included in the Inventories are as set forth in Part 3.8.

        3.9 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.9, Seller has no Liability relating to the Business conducted by Seller or the Assets except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the Balance Sheet Date.

        3.10 TAXES.

            (a) Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Except as provided in Part 3.10(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and, except as set forth in Part 3.10(a), Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

            (b) Part 3.10(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit.

        3.11 NO MATERIAL ADVERSE CHANGE. Since the Balance Sheet Date, there has not been any material adverse change in the Business, including its operations, prospects, results of operations or condition (financial or otherwise), and no event has occurred or circumstance exists that may result in such a material adverse change.

        3.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

            (a) Except as set forth in Part 3.12(a):

                (i) Seller is in full compliance with each Legal Requirement that is or was applicable to the conduct or operation of the Business or the ownership or use of any of the Assets;

                (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement applicable to the Business or the Assets or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action relating to the Business; and

                (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to the Business or the Assets or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action relating to the Business.

             (b) Part 3.12(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.12(b) is valid and in full force and effect.

        The Governmental Authorizations listed in Part 3.12(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets.

        3.13 LEGAL PROCEEDINGS; ORDERS.

             (a) Except as set forth in Part 3.13(a), there is no pending or, to Seller's Knowledge, threatened Proceeding:

                 (i) by or against Seller and that relates to or may affect the Business or any of the Assets; or

                 (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

        To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.13(a). There are no Proceedings listed or required to be listed in
Part 3.13(a) that could have a material adverse effect on the Business, operations or its condition or prospects or upon the Assets.

             (b) Except as set forth in Part 3.13(b):

                 (i) there is no Order to which the Business or any of the Assets is subject; and

                 (ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

        3.14 CONTRACTS; NO DEFAULTS. There are no Seller Contracts related to the Business.

        3.15 INTELLECTUAL PROPERTY ASSETS.

             (a) The term "Intellectual Property Assets" means all intellectual property relating to the Business, that is owned or licensed (as licensor or licensee) by Seller and in which Seller has a proprietary interest, including:

                 (i) Trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

                 (ii) all patents, patent applications, registered designs and registered design applications (collectively, "Patents");

                 (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

                 (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

                 (v) all rights in internet web sites and internet domain names presently used by Seller (collectively "Net Names").

             (b) To Seller's Knowledge after due investigation, Part 3.15(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such Contract.

             (c) (i) Except as set forth in Part 3.15(c), Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and, to Seller's Knowledge after due investigation, Seller has the right to use without payment to a Third Party all of the Intellectual Property Assets.

                 (ii) Except as set forth in Part 3.15(c), all relevant former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business.

             (d) Part 3.15(d) contains a complete and accurate list and summary description of all Patents. Except as set forth in Part 3.15(d)):

                 (i) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), to Seller's Knowledge after due investigation are valid and enforceable.

                 (ii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any Third Party.

                 (iii) To Seller's Knowledge after due investigation (A) no Patent is infringed or, to Seller's Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

             (e) (i) Part 3.15(e) contains a complete and accurate list and summary description of all Marks.

                 (ii) All Marks on Part 3.15(e) that have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), to Seller's Knowledge are valid and enforceable.

                 (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any of the Marks.

                 (iv) To Seller's Knowledge, no Mark is infringed or has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

                 (v) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

             (f) (i) Part 3.15(f) contains a complete and accurate list and summary description of all registered Copyrights.

                 (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, to Seller's Knowledge are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.

                 (iii) To Seller's Knowledge, no registered Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the registered Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

                 (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

                 (v) Seller has no Trade Secrets, except as set forth in Part 3.15(f)(v).

             (g) (i) Part 3.15(g) contains a complete and accurate list and summary description of all Net Names.

                 (ii) To Seller's Knowledge, all Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

                 (iii) To Seller's Knowledge, no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any Net Name.

                 (iv) To Seller's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

                 (v) To Seller's Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way. To Seller's Knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

        3.16 BROKERS OR FINDERS. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Assets or the Contemplated Transactions.

        3.17 SECURITIES LAW MATTERS.

             (a) Seller is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

             (b) Seller believes it has received all of the information it considers necessary or appropriate for deciding whether to purchase the Shares. Seller confirms that Buyer has made available to Seller and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as Seller has requested, and all such information has been received.

             (c) Seller is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

             (d) Seller understands that the Shares it is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in limited circumstances. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

             (e) Seller has received (whether via EDGAR, the Internet or otherwise) and read the Buyer SEC Documents (as defined in Section 4.3) and has had an opportunity to discuss Buyer's business, management and financial affairs with directors, officers and management of

Buyer and has had the opportunity to review Buyer's operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from Buyer and its management regarding the terms and conditions of this investment.

        3.18 SOLVENCY.

             (a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets.

             (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller after the sale of the shares, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

        3.19 DISCLOSURE.

             (a) No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, the certificates delivered pursuant to Section 2.6(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

             (b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the Assets or the Business that has not been set forth in this Agreement or the Disclosure Letter.

4.      REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

        4.2 AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Shares, the Registration Rights Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                (i) any provision of Buyer's Governing Documents;

                (ii) any resolution adopted by the board of directors or the shareholders of Buyer;

                (iii) any Legal Requirement or Order to which Buyer may be subject; or

                (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

        Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3 SEC DOCUMENTS; FINANCIAL STATEMENTS. Buyer has made available to Seller or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Buyer since January 1, 2001, and, prior to the Effective Time, Buyer will have made available to Seller or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Buyer prior to the Closing Date (collectively, the "Buyer SEC Documents"). As of the respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document prior to the date hereof. The financial statements of Buyer, including notes thereto, included in the Buyer SEC Documents (the "Buyer Financial Statements"), complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Forms 10-Q as permitted by Form 10-Q of the SEC). The Buyer Financial Statements fairly present the consolidated financial condition and operating results of Buyer and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in the Buyer accounting policies except as described in the notes to the Buyer Financial Statements.

        4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

        4.5 BROKERS OR FINDERS. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

5.      COVENANTS OF SELLER PRIOR TO CLOSING

        5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to Seller's personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.

        5.2 OPERATION OF THE BUSINESS. Between the date of this Agreement and the Closing, Seller shall:

            (a) conduct the Business only in the Ordinary Course of Business;

            (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Best Efforts to preserve intact the Business and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

            (c) confer with Buyer prior to implementing operational decisions relating to the Business;

            (d) otherwise report periodically to Buyer concerning the status of the Business;

            (e) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

            (f) keep in full force and effect, without amendment, all material rights relating to the Business; and

            (g) comply with all Legal Requirements and contractual obligations applicable to the operations of the Business.

        5.3 NOTIFICATION. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Article 8 and Article 10. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 6 impossible or unlikely.

        5.4 NO NEGOTIATION. Until such time as this Agreement shall be terminated pursuant to Section 8.1, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, the merger or consolidation of Seller or the sale of the Business or any of the Assets (other than in the Ordinary Course of Business). Seller shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller.

        5.5 BEST EFFORTS. Seller shall use its Best Efforts to cause the conditions in Article 6 to be satisfied.

        5.6 PAYMENT OF LIABILITIES. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations relating to the Business. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Contemplated Transactions.

6.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        6.1 ACCURACY OF REPRESENTATIONS.

            (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

            (b) Each of the representations and warranties in Sections 3.2(a) and 3.6, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

        6.2 SELLER'S PERFORMANCE. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        6.3 CONSENTS. Each of the Consents identified in Exhibit 6.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

        6.4 ADDITIONAL DOCUMENTS. Seller shall have caused the documents and instruments required by Section 2.6(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

            (a) an opinion of Breslow & Walker, LLP, dated the Closing Date, in form and substance reasonably acceptable to counsel for Buyer;

            (b) an opinion of Morris Nichols Arsht & Tunnell regarding the non-applicability of Section 271 of the DGCL in form and substance reasonably acceptable to counsel for Buyer; and

            (c) releases of all Encumbrances on the Assets, other than Permitted Encumbrances.

        6.5 NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

        6.6 NO CONFLICT. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

        6.7 GOVERNMENTAL AUTHORIZATIONS. Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to operate the Assets from and after the Closing.

7.      CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

        7.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

        7.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

        7.3 ADDITIONAL DOCUMENTS. Buyer shall have caused the documents and instruments required by Section 2.6(b) and the opinion of Brobeck, Phleger & Harrison LLP, dated the Closing Date, in form and substance reasonably acceptable to counsel for Seller.

        7.4 NO INJUNCTION. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

        7.5 NON-APPLICABILITY OF SECTION 271 OF THE DGCL. Seller shall have received an opinion of Morris Nichols Arsht & Tunnell to the effect that Section 271 of the DGCL is not applicable to the sale of the Assets.

8.      TERMINATION

        8.1 TERMINATION EVENTS. By notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

            (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

            (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

            (c) by mutual consent of Buyer and Seller;

            (d) by Buyer if the Closing has not occurred on or before June 30, 2002, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

            (e) by Seller if the Closing has not occurred on or before June 30, 2002, or such later date as the parties may agree upon, unless the Seller are in material Breach of this Agreement.

        8.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 8.2 and Article 11 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

9.      ADDITIONAL COVENANTS

        9.1 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

        9.2 RESTRICTIONS ON SELLER DISSOLUTION AND DISTRIBUTIONS. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the lapse of more than one year after the Closing Date.

        9.3 ASSISTANCE IN PROCEEDINGS. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date arising out of or relating to the Business. Buyer will reimburse any out-of-pocket expenses incurred by Seller in the course of cooperation pursuant to this Section 9.3.

        9.4 NONCOMPETITION; NONSOLICITATION AND NONDISPARAGEMENT.

            (a) Noncompetition. For a period of three years after the Closing Date, Seller shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business ("Competing Business"), provided, however, that (i) Seller may purchase or otherwise acquire up to (but not more than) 1% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, (ii) Seller may conduct research relating to the analysis of low-temperature responses of cardiovascular system cells with the aim of destruction of cells, solely in conjunction with Cryocath Technologies, Inc. and (iii) Seller may conduct research relating to a certain NIH grant titled, "Treating Cancer of the GI using Cryomolecular Biology" so long as any commercialization of that research does not violate this Section 9.4.

            (b) Nonsolicitation. For a period of three years after the Closing Date, Seller shall not, directly or indirectly:

                (i) solicit the business of any Person who is a customer of Buyer to the extent it relates to a Competing Business;

                (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

                (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

                (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors; provided that Seller may hire, retain or attempt to hire or retain an independent contractor of Buyer to the extent that it does not relate to a Competing Business.

             (c) Nondisparagement. After the Closing Date, neither Seller nor Buyer will disparage the other or any of the other's shareholders, directors, officers, employees or agents.

             (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 9.4 (a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This
Section 9.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 9.4 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

        9.5 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS. After the Closing, Seller will use its reasonable efforts to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

        9.6 USE OF NAME; CHANGE OF NAME. The Buyer hereby grants Seller a non-exclusive, royalty free license to use the name "Cryomedical Sciences, Inc." solely for corporate purposes through and including Buyer's next annual meeting of stockholders. At such annual meeting of stockholders, Seller shall use Best Efforts to amend its Governing Documents and take all other actions necessary to change its corporate name to one sufficiently dissimilar to Seller's present name to avoid confusion with Seller's present name.

        9.7 FURTHER ASSURANCES. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.     INDEMNIFICATION; REMEDIES

        10.1 SURVIVAL. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.6 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions for a period of one year. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

        10.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER. Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees and expenses), whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

             (a) any Breach of any representation or warranty made by Seller in
(i) this Agreement (without giving effect to any supplement to the Disclosure Letter), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.6 (for this purpose, each such certificate will be deemed to have stated that Seller's' representations and warranties in this Agreement fulfill the requirements of
Section 6.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Letter, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 6.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

             (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

             (c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time;

             (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

             (e) any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

             (f) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

             (g) matters disclosed in Parts 3.10(a) and 3.12(a) of the Disclosure Letter; or

             (h) any Retained Liabilities.

        10.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

             (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

             (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; or

             (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions.

        10.4 THIRD-PARTY CLAIMS.

             (a) Promptly after receipt by a Person entitled to indemnity under
Section 10.2 or 10.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

             (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the

Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

             (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

             (d) Notwithstanding the provisions of Section 11.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

             (e) With respect to any Third-Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and
(ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

             (f) With respect to any Third-Party Claim subject to indemnification under this Article 10, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

        10.5 OTHER CLAIMS. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

        10.6 LIMITATIONS. Neither indemnifying party shall have any liability with respect to the matters described in Sections 10.2 and 10.3 above unless and until the aggregate amount of Damages equals or exceeds $25,000 (the "Threshold Amount"). At such time as the aggregate amount of Damages exceeds the Threshold Amount, the applicable indemnified party or parties shall be indemnified to the full extent of all such Damages (including damages counted in determining whether the aggregate amount of Damages equals or exceeds the Threshold Amount). The liability of either party for breach of representations or warranties set forth in this Agreement shall not exceed $3,970,000.

11.     GENERAL PROVISIONS

        11.1 EXPENSES. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

        11.2 PUBLIC ANNOUNCEMENTS. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as reasonably agreed upon by the Parties.

        11.3 NOTICES. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

        if to Buyer:                Endocare, Inc.
                                    201 Technology
                                     Irvine, CA 92618
                                    Facsimile: (949) 450-5302
                                    Attention:  John V. Cracchiolo

        with a mandatory copy to:   Brobeck, Phleger & Harrison LLP
                                    12390 El Camino Real
                                    San Diego, CA 92130
                                    Facsimile: (858) 720-2555
                                    Attention:  Steven G. Rowles, Esq.

        if to Seller:               Cryomedical Sciences, Inc.
                                    1000 Cobb Place Blvd.
                                    Kennesaw, GA 30144
                                    Facsimile: (770) 426-0135
                                    Attention: Chief Executive Officer

        with a mandatory copy to:   Breslow & Walker, LLP
                                    100 Jericho Quadrangle
                                    Jericho, NY 11753
                                    Facsimile: (516) 822-6544
                                    Attention: Howard S. Breslow, Esq.

        11.4 JURISDICTION; SERVICE OF PROCESS. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the Delaware Chancery Court, or, if it has or can acquire jurisdiction, in the United States District Court for such location, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

        11.5 ENFORCEMENT OF AGREEMENT. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

        11.6 WAIVER; REMEDIES CUMULATIVE. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        11.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

        11.8 ASSIGNMENTS; SUCCESSORS AND NO THIRD PARTY RIGHTS. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.8.

        11.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        11.10 CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

        11.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        11.12 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

        11.13 EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            ENDOCARE, INC.


                                            By:  /s/ John V. Cracchiolo
                                               --------------------------------
                                            Name:  John V. Cracchiolo
                                            Title: COO/CFO

                                            CRYOMEDICAL SCIENCES, INC.


                                            By:    /s/ J. Andrew Greuling
                                               --------------------------------
                                            Name:  J. Andrew Greuling
                                            Title: President & CEO


                         COUNTERPART SIGNATURE PAGE TO
                            ASSET PURCHASE AGREEMENT

                                EXHIBIT 2.6(a)(i)

                                  BILL OF SALE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                               EXHIBIT 2.6(a)(ii)

                              ASSIGNMENT AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                               EXHIBIT 2.6(a)(iii)

                       ASSIGNMENT OF INTELLECTUAL PROPERTY

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                EXHIBIT 2.6(a)(v)

                            NONCOMPETITION AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                               EXHIBIT 2.6(a)(iv)

                                LOCK-UP AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                               EXHIBIT 2.6(a)(vii)

                          REGISTRATION RIGHTS AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                   EXHIBIT 6.3

                                MATERIAL CONSENTS

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                DISCLOSURE LETTER

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.